Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and Nine Months of Fiscal 2019

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 8, 2019--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported sales and net income for the three and nine months ended June 29, 2019. Net sales totaled $1.06 billion and net income totaled $23.5 million for the third quarter ended June 29, 2019, compared with $1.03 billion and $24.5 million, respectively, for the third quarter of fiscal year 2018.

Net sales totaled $3.13 billion and net income totaled $60.7 million for the nine months ended June 29, 2019, compared with $3.03 billion and $78.9 million, respectively, for the nine months ended June 30, 2018.

The three-month period ended June 2019 benefitted from extra Easter sales. Easter occurred in April 2019 and benefitted third quarter 2019 sales. Easter occurred in March 2018, in the Company’s second fiscal 2018 quarter.

Last year’s third quarter and nine-month net income benefitted from reductions in income tax expense caused by the December 2017 decrease in income tax rates and by changes in certain tax calculation methods. These tax expense reductions totaled $10.6 million for the three months ended June 2018 and $37.3 million for the nine months ended June 2018. June 2019 year three-month pretax income totaled $31.8 million compared with $18.5 million of June 2018 three-month pretax income. June 2019 nine-month pretax income totaled $79.2 million compared with $56.1 million of June 2019 nine-month pretax income.

Robert P. Ingle II, Chairman of the Board, stated, “Our strong sales growth continues to drive operating results and provide capital for the ongoing improvement of our store base.”

Third Quarter Results

Net sales increased by $27.5 million, or 2.7%, to $1.06 billion for the three months ended June 29, 2019, from $1.03 billion for the three months ended June 30, 2018. Excluding gasoline sales and the effect of this year’s extra Easter sales, retail grocery comparable store sales increased 4.3% over the comparative fiscal third quarter.

Gross profit for the June 2019 quarter increased 6.2% to $258.9 million, compared with $243.9 million for the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.4% for the June 2019 quarter compared with 23.6% for the June 2018 quarter. Operating and administrative expenses for the June 2019 quarter totaled $216.5 million, compared with $214.7 million for the June 2018 quarter. Most of the increase was due to higher personnel and other costs incurred to support increased sales.

Interest expense totaled $11.7 million for the three-month period ended June 29, 2019, and $12.0 million for the three-month period ended June 30, 2018. Total debt at the end of June 2019 was $854.7 million, compared with $887.8 million at the end of June 2018. The Company has had lower line of credit usage and interest rates have been relatively stable.

Net income totaled $23.5 million for the three-month period ended June 29, 2019, compared with $24.5 million for the three-month period ended June 30, 2018. Basic and diluted earnings per share for Class A Common Stock were $1.19 and $1.16, respectively, for the quarter ended June 29, 2019, compared with $1.24 and $1.21, respectively, for the quarter ended June 30, 2018. Basic and diluted earnings per share for Class B Common Stock were each $1.08 for the quarter ended June 29, 2019, and $1.13 for the quarter ended June 30, 2018.

Nine Month Results

Nine month fiscal 2019 and 2018 sales totaled $3.13 billion and $3.03 billion, respectively. Excluding gasoline, retail grocery comparable store sales increased 3.9%.

Gross profit for the nine months ended June 29, 2019, increased 5.2% and totaled $761.7 million, compared with $723.7 million for the first nine months of last fiscal year. Gross profit, as a percentage of sales, was 24.4% for the June 2019 nine-month period compared with 23.9% for the June 2018 nine-month period. Operating and administrative expenses totaled $651.6 million for the nine months ended June 29, 2019, and $635.2 million for the nine months ended June 30, 2018. Interest expense slightly increased to $35.9 million for the nine-month period ended June 29, 2019, compared with $35.6 million for the nine-month period ended June 30, 2018.

Net income totaled $60.7 million for the nine-month period ended June 29, 2019, compared with $78.9 million for the nine-month period ended June 30, 2018. Basic and diluted earnings per share for Class A Common Stock were $3.07 and $2.99, respectively, for the nine months ended June 29, 2019, compared with $4.00 and $3.90, respectively, for the nine months ended June 30, 2018. Basic and diluted earnings per share for Class B Common Stock were each $2.80 for the nine months ended June 29, 2019, compared with $3.64 of basic and diluted earnings per share for the nine months ended June 30, 2018.

Capital expenditures for the June 2019 nine-month period totaled $123.2 million, compared with $120.5 million for the June 2018 nine-month period. Capital expenditures are focused on stores that have already opened this fiscal year as well as stores scheduled to open later this year. The Company also continues to make ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $140 million to $180 million.

The Company currently has $165.3 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2018 Form 10-K and 2019 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 199 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018

Net sales	$1,062,262	$1,034,769	$3,125,943	$3,033,117
Gross profit	258,940	243,891	761,651	723,738
Operating and administrative expenses	216,463	214,718	651,614	635,188
Gain from sale or disposal of assets	876	605	3,525	671
Income from operations	43,353	29,778	113,562	89,221
Other income, net	129	648	1,474	2,466
Interest expense	11,655	11,956	35,864	35,621
Income tax (benefit) expense	8,317	(6,014)	18,509	(22,859)
Net income	$23,510	$24,484	$60,663	$78,925

Basic earnings per common share – Class A	$1.19	$1.24	$3.07	$4.00
Diluted earnings per common share – Class A	$1.16	$1.21	$2.99	$3.90
Basic earnings per common share – Class B	$1.08	$1.13	$2.80	$3.64
Diluted earnings per common share – Class B	$1.08	$1.13	$2.80	$3.64

Additional selected information:
Depreciation and amortization expense	$27,986	$28,418	$83,593	$84,628
Rent expense	$3,024	$3,272	$9,312	$9,678

Condensed Consolidated Balance Sheets (Unaudited)

	June 29,		Sept. 29,
	2019		2018
ASSETS
Cash and cash equivalents	$18,553		$10,537
Receivables-net	77,810		70,057
Inventories	368,088		372,196
Other current assets	11,222		43,954
Property and equipment-net	1,335,184		1,303,044
Other assets	28,176		25,123
TOTAL ASSETS	$1,839,033		$1,824,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,876		$12,848
Accounts payable, accrued expenses and current portion of other long-term liabilities
	218,408		247,290
Deferred income taxes	79,105		74,461
Long-term debt	841,837		852,740
Other long-term liabilities	41,402		42,158
Total Liabilities	1,193,628		1,229,497
Stockholders' equity	645,405		595,414
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,839,033		$1,824,911

Contacts

Ron Freeman
Chief Financial Officer
(828) 669-2941 (Ext. 223)